EXHIBIT 99.1
                                                                  ------------



30 March 2006


Dear Trenwick Group Limited Shareholders

We want to share with you a status report of the affairs of the Company. We do not seek to repeat information herein which we have already provided to you, but rather hope to provide you with a brief update on the progress of the liquidation of the Company since our last Form 8-K dated 30 March 2005.

By way of background, on 20 August 2003, Trenwick America Corporation ("TAC"), along with the Company and LaSalle Re Holdings Limited ("LSRH") and together with the Company, the "Trenwick Debtors", filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). In the first few months of the provisional liquidation and the chapter 11 cases, the Trenwick Debtors' restructuring efforts included the sale of certain of their operations. Thereafter, in November 2004, the Company and LSRH sought and obtained orders dismissing their chapter 11 cases.

Following the dismissal of their chapter 11 cases, on 26 April 2005, the Provisional Liquidators of the Company and LSRH filed petitions under section 304 of the Bankruptcy Code and applications for certain injunctive relief (the "304 Petitions") with the Bankruptcy Court. The impetus behind the 304 Petitions was to investigate, and, if appropriate, prosecute various claims and causes of action that might exist in favour of the Company and LSRH. The relief sought in the 304 Petitions was granted by court orders dated 26 May 2005.

On 27 October 2004, the Bankruptcy Court entered an order confirming a plan of reorganisation for TAC (the "TAC Plan"). The effective date (the "Effective Date") of the TAC Plan occurred on 15 August 2005.

CURRENT POSITION

LSRH was placed into  liquidation  by the Supreme Court of Bermuda on 15 April
2005 and the Company placed into liquidation by the Supreme Court of Bermuda on 4 November 2005. The first meeting of the Company's creditors and contributories is scheduled to be held on 28 April 2006 at the Company's registered office. At the first meeting of the Company's creditors and contributories, the Company's creditors and contributories will be entitled to vote on:

a)   who should be appointed as the permanent liquidator of the Company; and

b) whether a formal committee of inspection should be appointed and, if so, who should be a member of said committee of inspection.

Creditors and contributories will be given notice of these meetings.

If and when a permanent liquidator is appointed, his function will be to realise the assets of the Company and, ultimately, distribute such assets to the Company's creditors. In the event that a surplus remains after the distributions to the Company's creditors are made, the permanent liquidator shall distribute such surplus to the Company's equity security holders.

MAJOR ASSETS & TIMING OF CLOSURE OF LIQUIDATION

It should be noted that the Company does not have any unencumbered cash assets and that the costs and expenses of the liquidation are being funded primarily by the Company's secured creditors.

The timing of the closure of the liquidation of the Company is dependent on the realisation of its assets, the principal asset being the Company's 100% ordinary voting shareholder interest in LSRH whose principal asset, in turn, is its shareholder interest in its subsidiary LaSalle Re Ltd. La Salle Re Ltd is a Bermudian registered reinsurance company that has been in run-off since 2002. LaSalle Re Ltd also has an economic interest in former subsidiaries underwriting at Lloyd's of London. The normal course run-off of LaSalle Re Ltd is likely to continue for possibly up to five years, although this period may be shortened if a compromise can be reached with the creditors of LaSalle Re Ltd. LSRH is unlikely to receive dividends, prior to a liquidating distribution, from LaSalle Re Ltd due to LaSalle Re Ltd's regulatory non-compliance. Note that the Company would only receive dividends from LSRH in the event that there is a surplus of available funds following the payment of LSRH's liquidation expenses and the full satisfaction of each of the claims and interests held by LSRH's secured and unsecured creditors and preference shareholders.

Based on the above, the liquidation of the Company cannot be completed until the earlier of the date that all possible realisations from LaSalle Re Ltd and certain other subsidiaries has been received, or all of the Company's creditors have been paid in full.

In addition, the Company could also potentially realise an asset recovery based upon an intercompany claim of approximately $23 million which the Company's subsidiary, Trenwick (Barbados) Ltd ("TB"), has asserted in TAC's chapter 11 case. This claim was recently assigned by TB to the Company and is the subject of an objection (the "Objection") filed by the post-Effective Date successor entity to TAC's Official Committee of Unsecured Creditors. The Objection seeks, among other things, to recharacterize the claim as equity or, in the alternative, to disallow or equitably subordinate the claim. The Joint Provisional Liquidators are currently endeavoring to resolve the Objection and settle the claim. If the claim is allowed, in whole or in part, any consideration would be in the form of trust certificates and notes issued by reorganized TAC. At this stage both the amount, timing and value of any distribution(s) of notes on account of the claim is uncertain.

SECURED CREDITORS

The Company and LSRH issued guarantees and pledged security to a group of banks (the "LoC Bank Group") which provided letters of credit to support Trenwick's underwriting at Lloyd's of London. Upon information and belief, the Joint Provisional Liquidators understand that it is likely that these letters of credit will be drawn down. The LoC Bank Group's collateral package includes the Company's shares in LSRH and LSRH's shares in LaSalle Re Ltd, all of which were pledged to the LoC Bank Group as security for the aforementioned letters of credit. Assuming that the letters of credit are drawn down, the Joint Provisional Liquidators recognize that the LoC Bank Group could enforce their security over these shares which may prevent the flow of dividends from LaSalle Re Ltd to LSRH and/or from LSRH to the Company. Based on their limited enquiries to date, the Joint Provisional Liquidators believe that the value of the debts due to those banks is likely to exceed any value realised from LaSalle Re Ltd and/or other subsidiaries.

MAJOR LIABILITIES - PREFERRED SHARES

The Joint Provisional Liquidators understand that LSRH Series A Preferred Shares are entitled to receive (i) a preference dividend in a liquidation of $25 per share, and (ii) accrued but unpaid dividends in a liquidation prior to payments to other shareholders. However, these amounts are only payable to the extent that there are assets remaining following the payment of LSRH's liquidation expenses and the full satisfaction of each of the claims held by LSRH's secured (including the LoC Bank Group) and unsecured creditors. Nevertheless, the Joint Provisional Liquidators recognize that, should there be any funds available for distribution to shareholders of LSRH in a liquidation, holders of LSRH Series A Preferred Shares would hold a priority position over LSRH's common shareholders to the extent described above.

PROSPECTS FOR HOLDERS OF COMMON SHARES OF THE COMPANY

Based on what the Joint Provisional Liquidators have learned in their limited role to date, and without conducting any investigation into the issue, it appears unlikely to the Joint Provisional Liquidators that the holders of the Company's common shares will receive any distribution from the liquidation of the Company.

DUTIES OF THE JOINT PROVISIONAL LIQUIDATORS/LIQUIDATORS

Shareholders of the Company should note that the primary duty of the Joint Provisional Liquidators is to the Company's creditors. Should a permanent liquidator(s) be appointed by the Bermuda Court, this liquidator(s) would also have a primary duty to the Company's creditors.

SEC REPORTING

We have limited the Company's public announcements to material events relating to the Company's winding-up (liquidation) proceedings in Bermuda. We disclose any such event to the public by filing with the US Securities and Exchange Commission ("SEC") a current report on Form 8-K. Subject to the resources available to the Company, we expect to report on the status of the Company's affairs at least annually. This is one of such reports. This report is not, and future reports on the Company's affairs will not be, mailed to shareholders of the Company, unless we are required to do so or unless we believe, in our sole judgment, that it is in the best interest of the Company's stakeholders.

The Company's current reports on Form 8-K are available free of charge at the SEC's website WWW.SEC.GOV.

We hope that the background provided in this letter is useful to you.


Yours sincerely                                Yours sincerely


                                               /s/ John Wardrop
----------------------                         ---------------------
Mike Morrison                                  John Wardrop
Joint Provisional Liquidator                   Joint Provisional Liquidator